Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the foregoing Registration A Offering Statement of Perfect Moment Ltd. of our report dated July 1, 2024 relating to their consolidated financial statements as of March 31, 2024 and 2023 and for the fiscal years then ended, respectively, (which report include an explanatory paragraph relating to substantial doubt about Perfect Moment Ltd.’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Weinberg & Company

Los Angeles, California

December 16, 2024

1925 Century Park East, Suite 1120

Los Angeles, California 90067

Telephone: 310.601.2200

Fax: 310.601.2201

www.weinbergla.com